Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated November 8, 2011

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PowerShares DB Inverse Japanese Govt Bond Futures ETN
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Description

The PowerShares DB Inverse Japanese Govt Bond Futures Exchange Traded Note
(Symbol: JGBS) and the PowerShares DB 3x Inverse Japanese Govt Bond Futures
Exchange Traded Note (Symbol: JGBD) (collectively, the "PowerShares DB Inverse
JGB Futures ETNs," or the "ETNs") are the first exchange-traded products to provide investors with short leveraged or unleveraged exposure to the U.S.
dollar value of the returns of a Japanese sovereign bond futures index.

The PowerShares DB Inverse JGB Futures ETNs are based on the DB USD Inverse JGB
Futures Index (the "Short JGB Futures Index"), which is intended to measure the performance of a short position in 10-year JGB Futures.

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch that are linked to the month-over-month performance of the DB USD
Inverse JGB Futures Index.

The DB USD Inverse JGB Futures Index is intended to measure the performance of a notional short position in 10-year JGB Futures. The underlying assets of
10-year JGB Futures are Japanese-government issued debt securities ("JGBs")
with a remaining term to maturity of not less than 7 years and not more than 11 years as of their issue date and the futures contract delivery date. The returns of each ETN are obtained by combining the monthly returns or three times the monthly returns from the Short JGB Futures Index with the returns of the TBill index, less investor fees. Investors can buy and sell the ETNs on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 50,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History
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Source: Invesco PowerShares, Bloomberg L.P.

JGBS Index Weights
 As Of: 08-Nov-2011
    Contract              Contract Expiry Date     Weight %
  JPN 10Y BOND FUTURE     09-Dec-2011 / DEC1        -100.0
JGBD Index Weights
 As Of: 08-Nov-2011
    Contract              Contract Expiry Date     Weight %
  JPN 10Y BOND FUTURE     09-Dec-2011 / DEC1        -100.0

(1) ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. ETN performance is based on a combination of three times the monthly returns, for the 3x Inverse JGB Futures
ETNs, or the monthly returns, for the Inverse JGB Futures ETNs, from the Short
JGB Futures Index plus the monthly returns from the DB 3-Month T-Bill Index (the
"T-Bill Index"), resetting monthly as per the formula applied to the ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing

JGBS Financial Details
 Ticker: JGBS
 Last Update               08-Nov-2011
                           16:53 PM
 Price                     Not Available
 JGBS Index Level*         68.7881
 Indicative Intra-day      19.9831
 Value**
 Last end of day           20.0
 Value***
 Last date for end         08-Nov-2011
 of day Value
 Data Source: www.nyse.com
 (Data delayed 20 minutes)
 *   Indicative intra-day and Index closing
 **  Indicative intra-day value of the JGBS
 *** Last end of day JGBS RP

JGBD Financial Details

 Ticker: JGBD
 Last Update               08-Nov-2011
                           16:53 PM
 Price                     Not Available
 JGBD Index Level*         68.7881
 Indicative Intra-day      19.9646
 Value**
 Last end of day           20.0
 Value***
 Last date for end         08-Nov-2011
 of day Value
 Data Source: www.nyse.com
 (Data delayed 20 minutes)
 *   Indicative intra-day and Index closing
 **  Indicative intra-day value of the JGBD
 *** Last end of day JGBD RP

Contact Information

Any questions please call
1-877-369-4617

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in 3-month United States Treasury bills on a rolling basis.

Index history is for illustrative purposes only and does not represent actual
PowerShares DB Inverse JGB Futures ETN performance. The inception date of the
Short JGB Futures Index is September 20, 2010. Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983
0903 | 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

Each security offers investors exposure to the month-over-month performance of its respective index measured from the first calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective index during the term of the ETNs. The 3x Inverse JGB Futures ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged investment results by means of securities that reset their exposure monthly, resulting in the compounding of monthly returns.
Investing in the ETNs is not equivalent to a direct investment in the applicable index or index components. The principal amount is also subject to the monthly application of the investor fee, which can adversely affect returns. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances of your ETNs may not be offset by any beneficial monthly performances.

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London
Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, uncertain tax treatment, trade price fluctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the ETNs is zero, the relevant ETNs will be accelerated and you will lose your entire investment in such ETNs. As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply. Sales in the secondary market may result in losses.

The ETNs provide concentrated exposure to 10-year JGB futures contracts. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, changes in currency exchange rates and monetary and other governmental actions, each in the U.S. or Japan.

The 3x Inverse JGB Futures ETN is a leveraged investment. As such, it is likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the ETNs' investment objectives, risks, charges and expenses carefully before investing.

An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see Risk Factors in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured - No Bank Guarantee - May Lose Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

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